Exhibit 99.1

Perry Ellis International Reports Second Quarter Fiscal 2017 Results

Perry Ellis International, Inc. (NASDAQ:PERY) today reported second quarter results for the period ended July 30, 2016 (“second quarter of fiscal 2017”).

Key Fiscal Second Quarter 2017 Financial and Operational Highlights:

•	Adjusted diluted EPS totaled $0.15, above guidance and compared to $0.31 per diluted share in comparable period of prior year.

•	Diluted GAAP loss per share of $0.24 as compared to $0.09 in comparable period of prior year.

•	Gross margin expanded to 36.6% as compared to 35.6% in prior year.

•	Disciplined inventory management resulted in a $20 million decline in inventory at quarter end to $134 million, as compared to $154 million in comparable period of prior year.

•	Maintaining fiscal 2017 adjusted EPS guidance in a range of $1.95 to $2.00.

•	Updated fiscal 2017 revenue guidance to a range of $885-$890 million reflecting changes in currency translation and modified economic growth post –Brexit

•	Planning closure of 15 underperforming retail doors in next 18 months with heightened focus on ecommerce and improving retail performance.

“We are pleased to report revenue and adjusted earnings per diluted share above guidance driven by the strength of our authentic brands, our commitment to innovation and product excellence combined with the continued success of our five point growth and profitability plan. The quarter included a 4.1% sales increase in our core global businesses and solid expansion in gross margin. We believe our first half performance demonstrates that our focused strategy is providing us with the right formula to drive our business forward in a challenging retail environment. We remain confident in our highly desirable portfolio of lifestyle brands – Perry Ellis, Original Penguin and Golf Lifestyle. This combined with the continued traction of our strategy and our strong balance sheet positions us well to deliver on our objectives for fiscal 2017 to drive sustained long term growth and increased value for our shareholders”, said Oscar Feldenkreis, Chief Executive Officer of Perry Ellis International.

Fiscal 2017 Second Quarter Results

Total revenue was $202 million, a 5% decrease compared to $213 million in the second quarter of fiscal 2016. Increased sales across the Company’s core global brands were offset by 3% planned business exits as well as 2% reductions in special market revenues. The Company also experienced negative currency headwinds of approximately 1.4% on total revenues.

Gross margin expanded 100 basis points to 36.6%, from gross margin of 35.6% and (90 basis points from adjusted gross margin of 35.7%) in the 2016 second quarter, reflecting stronger margin in our Men’s Sportswear, Golf Lifestyle and Nike businesses as well as expansion in direct to consumer margins, and cost savings realized through the ongoing infrastructure review. (Adjusted gross margin is outlined in Table 2, Reconciliation of gross profit to adjusted gross profit and adjusted gross margin.)

Selling, general and administrative expenses totaled $72.7 million, as compared to $68.3 million in the comparable period of the prior year. Excluding costs associated with streamlining and consolidation of operations, expenses were $66.8 million for the second quarter of fiscal 2017 as compared to $67.1 million in the comparable quarter of the prior year.

As reported under GAAP, the fiscal 2017 second quarter loss was $3.6 million, or $0.24 per diluted share, as compared to a loss of $1.3 million, or $0.09 per diluted share, in the second quarter of fiscal 2016. On an adjusted basis, fiscal 2017 second quarter earnings per diluted share were $0.15 as compared to adjusted earnings per diluted share of $0.31 in the second quarter of fiscal 2016. (Adjusted earnings per diluted share exclude certain items as outlined in Table 1, Reconciliation of GAAP net income (loss) per diluted share to adjusted net income per diluted share.)

Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) for the second quarter of fiscal 2017 totaled $7.1 million as compared to $8.9 million in the comparable period of the prior year. Adjusted EBITDA margin was 3.5% as compared to 4.2% in the comparable period of the prior year. EBITDA totaled $1.2 million as compared to $7.7 million for the comparable period of the prior year. (Adjusted EBITDA excludes certain items as outlined in Table 3, Reconciliation of Net Income (Loss) to EBITDA and adjusted EBITDA.)

Balance Sheet

At the close of the quarter, the Company’s financial position remained strong. Inventories totaled $134 million, as compared to $154 million at the end of the comparable period in the prior year, and compared to $183 million at the fiscal 2016 year end, with continued emphasis on driving turn.

Update on Strategic Priorities for Fiscal 2017 to Enhance Profitability

The Company continues to focus on successfully implementing its growth and profitability plan.

George Feldenkreis, Executive Chairman, Perry Ellis International, commented, “As we look ahead to the remainder of the year, we are maintaining our guidance for adjusted earnings per share in a range of $1.95 to $2.00 for fiscal 2017. While we feel confident with our business, we do believe that the strength of the U.S. dollar and the changing consumer spending patterns for international tourists in the U.S., along with the volatility in the global environment, remain headwinds. We believe that the sound execution of our business strategies and investment in our world-class brands, together with our strong balance sheet will position us to deliver strong results in fiscal 2017.”

The Company continues to execute on the focused strategy roadmap articulated during the year. This includes:

•	Continuing to optimize competitive positioning as evidenced by growth achieved across the Company’s global growth brands led by Perry Ellis, Original Penguin, and Golf Lifestyle. Collectively, these businesses expanded 4.1% during the second quarter.

•	Evolving materials and performance qualities of the Company’s products across its global brands to increase the consumer appreciation and support. Invested in global shops noting strong payback on financial metrics.

•	Accelerating international expansion through direct investment in the North America and Europe as well as strategic partnerships with licensees and other partners. International represented 13.6% of total revenues compared to 13.2% in the comparable period of the prior year. Specifically, the Company’s introductions of Ben Hogan in the United Kingdom, Nike Swim across Europe and Latin America, and Perry Ellis America in Europe further establish our growth platform for the international markets.

•	Continued focus on controlling costs and expenses through process enhancements, inventory management and sourcing improvements. During the second quarter of fiscal 2017, the Company executed $2.0 million in cost reductions that reduced both cost of goods and SG&A during the year. The Company plans to close 15 of its retail store locations that are underperforming over the next 18 months. These retail closures are expected to reduce revenues in the current year by $2.8million and next year by $8.3million with an improvement in annual operating income of approximately $1.3million.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories and fragrances. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress pants, casual pants and shorts, jeans wear, active wear, dresses and men’s and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands, including: Perry Ellis®, Original Penguin® by Munsingwear®, Laundry by Shelli Segal®, Rafaella®, Cubavera®, Ben Hogan®, Savane®, Grand Slam®, John Henry®, Manhattan®, Axist®, Jantzen® and Farah®. The Company enhances its roster of brands by licensing trademarks from third parties, including: Nike® and Jag® for swimwear, and Callaway®, PGA TOUR®, and Jack Nicklaus® for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “proforma,” “project,” “seek,” “should,” “target,” or “will” or the negative thereof or other variations thereon and similar words or phrases or comparable terminology. Such forward-looking statements include, but are not limited to, statements regarding Perry Ellis’ strategic operating review, growth initiatives and internal operating improvements intended to drive revenues and enhance profitability, the implementation of Perry Ellis’ profitability improvement plan and Perry Ellis’ plans to exit underperforming, low growth brands and businesses. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, recent and future economic conditions, including turmoil in the financial and credit markets, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to protect our trademarks, our ability to integrate acquired businesses, trademarks, trade names and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct-to-consumer retail markets; the effectiveness of our plans, strategies, objectives, expectations and intentions which are subject to change at any time at our discretion, potential cyber risk and technology failures which could disrupt operations or result in a data breach, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, actions of activist investors and the cost and disruption of responding to those actions, and other factors set forth in Perry Ellis’ filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

Source: Perry Ellis International, Inc.

Anita Britt, CFO

305-873-1210

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s, except per share information)

INCOME STATEMENT DATA:

	Three Months Ended		Six Months Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Revenues
Net sales	$193,341	$204,638	$444,216	$462,895
Royalty income	8,312	8,661	18,731	16,818

Total revenues	201,653	213,299	462,947	479,713
Cost of sales	127,822	137,357	294,032	313,671

Gross profit	73,831	75,942	168,915	166,042
Operating expenses
Selling, general and administrative expenses	72,654	68,254	142,588	137,862
Depreciation and amortization	3,716	3,446	7,183	6,768

Total operating expenses	76,370	71,700	149,771	144,630
Loss on sale of long-lived assets	—	—	—	(697)

Operating (loss) income	(2,539)	4,242	19,144	20,715
Costs on early extinguishment of debt	—	5,121	—	5,121
Interest expense	1,889	1,943	3,914	5,570

Net (loss) income before income taxes	(4,428)	(2,822)	15,230	10,024
Income tax (benefit) provision	(863)	(1,541)	4,545	1,894

Net (loss) income	$(3,565)	$(1,281)	$10,685	$8,130

Net (loss) income, per share
Basic	$(0.24)	$(0.09)	$0.72	$0.55

Diluted	$(0.24)	$(0.09)	$0.71	$0.53

Weighted average number of shares outstanding
Basic	14,953	15,048	14,882	14,849
Diluted	14,953	15,048	15,139	15,283

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s)

BALANCE SHEET DATA:

	As of
	July 30, 2016	January 30, 2016
Assets
Current assets:
Cash and cash equivalents	$27,882	$31,902
Accounts receivable, net	120,639	132,066
Inventories	134,414	182,750
Investments	13,633	9,782
Other current assets	8,347	10,279

Total current assets	304,915	366,779

Property and equipment, net	63,796	63,908
Intangible assets, net	187,485	187,919
Deferred income taxes	392	442
Other assets	2,757	2,927

Total assets	$559,345	$621,975

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$55,740	$103,684
Accrued expenses and other liabilities	22,879	26,497
Accrued interest payable	1,487	1,521
Income taxes payable	459	—
Deferred pension obligation	12,206	12,107
Unearned revenues	3,857	4,213

Total current liabilities	96,628	148,022

Long term liabilities:
Senior subordinated notes payable, net	49,600	49,528
Senior credit facility	33,865	61,758
Real estate mortgages	20,873	21,318
Unearned revenues and other long-term liabilities	54,471	49,868

Total long-term liabilities	158,809	182,472

Total liabilities	255,437	330,494

Equity

Total equity	303,908	291,481

Total liabilities and equity	$559,345	$621,975

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 1

Reconciliation of net (loss) income and (loss) income per diluted share to adjusted net income and adjusted net income per diluted share

(UNAUDITED)

(amounts in 000’s, except per share information)

	Three Months Ended		Six Months Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Net (loss) income	$(3,565)	$(1,281)	$10,685	$8,130
Adjustments:
Costs on exited brands	—	—	869	2,138
Costs of streamlining and consolidation of operations, legal settlement and other strategic initiatives	5,897	1,233	5,951	3,290
Costs on early extinguishment of debt	—	5,121	—	5,121
Loss on sale of long-lived assets	—	—	—	697
Tax expense	—	(302)	—	472

Net income, as adjusted	$2,332	$4,771	$17,505	$19,848

	Three Months Ended		Six Months Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Net (loss) income per share, diluted	$(0.24)	$(0.09)	$0.71	$0.53
Net per share costs on exited brands	—	—	0.06	0.14
Net per share costs of streamlining and consolidation of operations, legal settlement and other strategic initiatives	0.39	0.08	0.39	0.22
Net per share costs on early extinguishment of debt	—	0.33	—	0.33
Net per share loss on sale of long-lived assets	—	(0.01)	—	0.08

Adjusted net income per share, diluted	$0.15	$0.31	$1.16	$1.30

“Adjusted net income per share, diluted” consists of “net (loss) income per share, diluted” adjusted for the impact of the costs on exited brands, costs of streamlining and consolidation of operations, legal settlement, and other strategic initiatives, cost on early extinguishment of debt and loss on sale of long-lived assets. These costs are not indicative of our core operations and thus to get a more comparable result with the operating performance of the apparel industry, they have been removed, net of taxes, from the calculation.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 2

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND ADJUSTED GROSS MARGIN(1)

(UNAUDITED)

(amounts in 000’s)

	Three Months Ended		Six Months Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Gross profit	$73,831	$75,942	$168,915	$166,042
Costs on exited brands	—	—	869	2,138
Costs of streamlining and consolidation of operations, and other strategic initiatives	—	146	—	889

Gross profit, as adjusted	$73,831	$76,088	$169,784	$169,069

Total revenues	$201,653	$213,299	$462,947	$479,713
Gross margin, as adjusted	36.6%	35.7%	36.7%	35.2%

(1)	Adjusted gross profit consists of gross profit adjusted for costs on exited brands and costs of streamlining and consolidation of operations, and other strategic initiatives. We believe these costs are not indicative of our core operations and thus we have removed them to provide investors and analysts with a more comparable result when comparing our operating performance to that of the apparel industry.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 3

RECONCILIATION OF NET (LOSS) INCOME TO EBITDA AND ADJUSTED EBITDA(1)

(UNAUDITED)

(amounts in 000’s)

	Three Months Ended		Six Months Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Net (loss) income	$(3,565)	$(1,281)	$10,685	$8,130
Depreciation and amortization	3,716	3,446	7,183	6,768
Interest expense	1,889	1,943	3,914	5,570
Costs on early extinguishment of debt	—	5,121	—	5,121
Income tax provision	(863)	(1,541)	4,545	1,894

EBITDA	1,177	7,688	26,327	27,483
Adjustments:
Costs on exited brands	—	—	869	2,138
Costs of streamlining and consolidation of operations, legal settlement, and other strategic initiatives	5,897	1,233	5,951	3,290
Loss on sale of long-lived assets	—	—	—	697

EBITDA, as adjusted	$7,074	$8,921	$33,147	$33,608

Gross profit	$73,831	$75,942	$168,915	$166,042
Adjustments:
Selling, general and administrative expenses	(72,654)	(68,254)	(142,588)	(137,862)
Costs on exited brands	—	—	869	2,138
Costs of streamlining and consolidation of operations, and other strategic initiatives	5,897	1,233	5,951	3,290

EBITDA, as adjusted	$7,074	$8,921	$33,147	$33,608

Total revenues	$201,653	$213,299	$462,947	$479,713
EBITDA margin percentage of revenues	3.5%	4.2%	7.2%	7.0%

(1)	Adjusted EBITDA consists of loss before interest, taxes, depreciation, amortization, costs on early extinguishment of debt, costs on exited brands, costs of streamlining and consolidation of operations, legal settlement, and other strategic initiatives, as well as the loss on sale of long-lived assets. Adjusted EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America, and does not represent cash flow from operations. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. In addition, we present adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across periods on a consistent basis by excluding items that we do not believe are indicators of our core operating performance.